Exhibit 10.1

8911 Balboa Avenue

San Diego, CA  92123

PH: (858) 309-1700

FX: (858) 309-1701

January 14, 2016

Stephen Ritter

Dear Stephen:

On behalf of Mitek Systems, Inc., I am pleased to confirm the offer of regular, full-time employment extended to you for the position of Chief Technical Officer reporting to President & Chief Executive Officer, James DeBello. Your start date will be Monday, February 1, 2016 and is subject to our standard reference and background checks and proof of work authorization in the United States. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $265,000 paid bi-weekly in the amount of $10,192.30.

Bonus:	You will also have the opportunity to earn an annual bonus targeted at 40% of your base salary, based upon company performance and personal achievement pursuant to the Company’s Bonus Plan.

Restricted Stock:

We will request that the Board of Directors approve your participation in the 2012 Incentive Plan (the “Plan”) with an initial Restricted Stock Unit (RSU) grant of 100,000 shares of Mitek Common Stock. In addition, if you commence employment at Mitek by February 1, 2016, we will request a concurrent grant of another 25,000 RSU's and will ask the Board of Directors to approve an additional RSU grant of 100,000 shares of Mitek Common Stock in connection with our annual grant process in November 2016. The grants will be subject to our normal vesting schedules as provided in the Plan. You will be provided details of the Plan shortly after your RSU grants have been approved. Furthermore, you will be eligible for future annual grants of Mitek stock commensurate with the executive staff.

Benefits:

As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition you will be eligible for term life insurance and long-term disability insurance. You will also accrue three (3) weeks, equal to fifteen (15) days, of Paid Time Off (PTO) per year and ten (10) paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

Mitek Systems Inc. is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the Chief Executive Officer has the authority to alter this employment relationship, either verbally or in writing.

The terms described in this letter shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the Company. Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you on your first day of employment.

We are very excited about the prospect of your joining our team. Mitek is an exciting company with what we believe is an excellent opportunity for growth and success.  If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and return a copy via email to Erika Santiago, Office Manager, (esantiago@miteksystems.com). If not accepted, this offer expires at 12:00 P.M. PT (Noon) on Saturday, January 16, 2016.

Sincerely,

MITEK SYSTEMS, INC.

/s/ Russell C. Clark

Russell C. Clark

Chief Financial Officer

Accepted:

/s/ Stephen Ritter

Stephen Ritter

Dated: January 18, 2016